Exhibit 23


                       Consent of Independent Accountants



The Board of Directors
Xanser Corporation:

We consent to the incorporation by reference in registration statements numbers 333-83970, 333-83968, 333-68558, 333-34496, 333-60195, 333-22109, 333-14071,
333-14069,  333-14067,  333-08727,  333-08725, 333-08723, 33-58981, 33-54027 and
33-41295 on Form S-8 of Xanser Corporation (formerly known as Kaneb Services, Inc.). of our report dated March 4, 2002, relating to the consolidated balance sheets of Xanser Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and related schedules, which report is included on page F-1 of this Form 10-K.


                                                KPMG LLP

Dallas, Texas
March 26, 2002